Exhibit 99.1

News Release

Weatherford Reports Fourth Quarter 2017 Results

BAAR, SWITZERLAND, February 2, 2018 - Weatherford International plc (NYSE: WFT) reported a net loss of $1.94 billion, or a loss of $1.95 per share for the fourth quarter of 2017. Non-GAAP net loss for the fourth quarter of 2017, excluding charges and credits, was $329 million, or $0.33 diluted loss per share. This compares to a $221 million non-GAAP net loss for the third quarter of 2017, or $0.22 diluted loss per share, and a $303 million non-GAAP net loss for the fourth quarter of the prior year, or $0.32 diluted loss per share. Revenue in the fourth quarter of 2017 was $1.49 billion, which increased 2% from revenue of $1.46 billion for the third quarter of 2017 and was 6% higher than the $1.41 billion of revenue reported for the fourth quarter of 2016. The sequential and year-over-year increase was primarily led by the Eastern Hemisphere, with increased activity from contract deliveries and sales. Net cash provided by operating activities was $96 million for the fourth quarter of 2017, as compared to net cash used of $243 million during the third quarter of 2017.

Operating loss for the fourth quarter of 2017 was $1.74 billion. Excluding charges and credits, segment operating loss for the fourth quarter of 2017 was $84 million, compared to a loss of $8 million for the third quarter of 2017. The sequential decline was almost equally attributed to both hemispheres and included a number of exceptional items negatively impacting operating income by $49 million, or $0.05 diluted loss per share. A change in accounting for revenue to a cash basis, as well as lower activity in Venezuela, negatively impacted operating income by $17 million, or $0.02 diluted loss per share and lower margins on year-end product sales out of existing inventory negatively impacted operating results by $17 million, or $0.02 diluted loss per share.

Segment operating results for the fourth quarter of 2017 improved $32 million, or 28%, compared to the fourth quarter of 2016. The year-over-year improvement was primarily driven by growth in Completions in North America, realization of savings from cost reduction measures and the impact from the shutdown of Pressure Pumping operations in the United States in the prior year fourth quarter as well as the recovery of activity levels in North America. This improvement was partially offset by lower results in Venezuela related to the change in accounting for revenue to cash basis, continued weakness in offshore markets in the Eastern Hemisphere, which were partially offset by market share gains in land markets in the Middle East, Russia and Continental Europe.

Mark A. McCollum, President and Chief Executive Officer, commented, “During the fourth quarter, we took assertive steps to improve our operational structure and our balance sheet. We completed an organizational realignment that enhances synergies between our product and service offerings and brings decision making closer to the field level. We successfully achieved our initial cost savings targets and monetized our U.S. pressure pumping and pump-down perforating assets. Our revenue increased sequentially and we exceeded free cash flow targets. However, EBITDA was negatively impacted by the monetization of inventory at low margins, as well as a number of exceptional non-cash items. We expect significant sequential improvements in EBITDA for the first quarter of 2018.”

Full year 2017 revenue was $5.70 billion, a slight decrease of $50 million, or 1%, from 2016. Full year operating loss for 2017 was $2.13 billion, compared to a loss of $2.25 billion for 2016. Excluding charges and credits, full year adjusted segment operating loss for 2017 was $258 million compared to a loss of $567 million for 2016. This significant year-over-year improvement in segment operating performance was led by North America, as a result of improvements in the underlying business, cost reductions and efficiency improvements as well as the shutdown of U.S. pressure pumping during the fourth quarter of 2016.

McCollum continued, “In 2017, we set the stage for the future of Weatherford. We have made significant progress, taking decisive and strategic actions throughout 2017. In addition to realigning and flattening our structure, we initiated an organizational transformation plan that will create an estimated $1 billion in profit improvements over the next 18 to 24 months. Since announcing this plan last quarter, we have taken further steps as an organization to develop rigorous, detailed plans and validate our ability to meet this target.”

In the quarter, we recorded pre-tax charges of $1.59 billion, the majority of which are non-cash. These charges primarily include $1.68 billion in impairments and asset write-downs, a $96 million gain on the disposition of our U.S. pressure pumping and pump-down perforating assets, $43 million in severance and restructuring charges and $28 million in credits related to the fair value adjustment of the outstanding warrant.

Cash Flow and Financial Covenants

Net cash provided by operating activities was $96 million for the fourth quarter of 2017, driven by improved accounts receivable collections and a reduction in inventory levels from year-end product sales, partially offset by cash payments of $104 million for debt interest, $38 million for cash severance and restructuring costs and $30 million for legal settlements. Fourth quarter capital expenditures of $78 million increased by $13 million or 20% sequentially, and increased $10 million or 15% from the same quarter in the prior year. Full year 2017 capital expenditures were $225 million, primarily representing investments in our Well Construction and Drilling and Evaluation business units. Excluding Land Drilling Rigs, we expect capital expenditures in 2018 to remain broadly in line with 2017.

On December 29, 2017, we completed the sale of our U.S. hydraulic fracturing and pump-down perforating assets for $430 million in cash. The proceeds from the sale were used to reduce outstanding debt.

The Company remains in compliance with its financial covenants as defined in our revolving and secured term loan credit facilities as of December 31, 2017, and expects to continue to remain in compliance with all covenants based on current financial projections.

Taxes

The fourth quarter non-GAAP tax provision was $47 million, and includes a higher tax expense of $10 million associated with entities that are no longer being benefited due to the establishment of a valuation allowance in the fourth quarter and an increase in uncertain tax positions of $10 million.  The sum of these exceptional tax charges during the fourth quarter totaled $0.02 diluted loss per share. Excluding these exceptional items, tax expense from recurring operations was due to profits in certain jurisdictions, deemed profit countries and withholding taxes on intercompany charges.

Technology and Highlights

•
Weatherford was named Wells Supplier of the Year 2017 by Shell International Exploration & Production Inc. in recognition of outstanding safety and service quality as well as the Company’s collaborative, solutions-based approach.

•	Weatherford reduced nonproductive time 23% year-over-year.

•
The AutoTong™ system, which was introduced by the Company in September, has been successfully deployed on four jobs globally, including land and offshore operations. The system delivered consistent connection makeup and immediately alerted the customer to any connections that did not meet the established parameters, assuring greater well integrity.

•
Several operators in the U.S. and the Middle East have begun shifting their wells from electric submersible pumps to jet-lift and gas-lift systems. Weatherford jet-lift and gas-lift systems can be installed without a rig, which reduces deferred production and saves operational costs. This trend is especially strong in the Permian Basin.

•
The ForeSite™ production optimization platform has gained significant traction, with installations in progress on 1,800 reciprocating-rod lift units in the U.S. After installations are completed in mid-February, the production monitoring phase of the project will commence.

•	The Land Drilling Rigs business achieved a 25% decrease in nonproductive time year-over-year.

Operating Segments

In the fourth quarter of 2017, we realigned our organization into two operating segments, Western Hemisphere and Eastern Hemisphere. Our Western Hemisphere segment represents the prior North America and Latin America segments as well as land drilling rig operations in Colombia and Mexico. Our Eastern Hemisphere segment represents the prior MENA/Asia Pacific segment and Europe/SSA/Russia segment as well as land drilling rig operations in the Eastern Hemisphere. Research and development expenses are now included in the Western and Eastern Hemisphere segment results.

	Three Months Ended			Change
(In Millions)	12/31/2017	9/30/2017	12/31/2016	Sequential		YoY
Western Hemisphere
Net Revenues	$759	$767	$736	(1)%		3%
Segment Operating Income (Loss)	$(35)	$3	$(74)	(1,267)%		53%
Segment Operating Margin	(4.6)%	0.4%	(10.1)%	(500)	bps	550	bps

Eastern Hemisphere
Net Revenues	$731	$693	$670	5%		9%
Segment Operating Loss	$(49)	$(11)	$(42)	(345)%		(17)%
Segment Operating Margin	(6.7)%	(1.6)%	(6.3)%	(510)	bps	(40)	bps

Western Hemisphere

Fourth quarter revenues of $759 million were down $8 million or 1% sequentially, and up $23 million, or 3%, year-over-year. The sequential decrease was primarily from the change in accounting for revenue with our customers in Venezuela to a cash basis during the quarter and project delays in Argentina, offset by higher activity in Mexico and seasonal recovery in Canada. Year-over-year revenues increased primarily in Canada, the U.S. and Mexico, offset by a decrease in Venezuela.

Fourth quarter segment operating loss of $35 million was down $38 million sequentially from segment operating income of $3 million in the third quarter. The sequential decrease was a result of the change in accounting for revenue with our customers in Venezuela to a cash basis as well as overall lower activity levels. A delay in the startup of integrated Completions operations in Argentina, combined with a high level of exceptional and startup expenses, also impacted results. In the U.S., the quarter was negatively affected by an unfavorable mix of products and services as well as exceptional items.

Year-over-year improvement was primarily driven by growth in Completions in North America, realization of savings from cost reduction measures and the impact from the shutdown of Pressure Pumping operations in the United States in the prior year fourth quarter as well as the recovery of activity levels in North America. These results were partially offset by a difficult geopolitical climate in Venezuela.

Operational highlights in the Western Hemisphere during the quarter include:

•
Weatherford set a new single-run drilling record in the northeast U.S. using a suite of directional drilling technologies. The well design included a 45-degree curve and an extended lateral for a total of 13,571 feet. Weatherford drilled the curve and lateral in a single run with a high rate of penetration and without any safety incidents.

•
Weatherford commenced work on a two-year contract providing Tubular Running Services on two rigs in the Gulf of Mexico and Trinidad and Tobago. The operator, a super-major IOC, awarded Weatherford the contract based on a record of exceptional performance as well as a strong, collaborative relationship.

•
Weatherford set two benchmarks for operators in Brazil. First, Weatherford successfully completed an offshore well with a record-length, 2,900-meter liner. On a separate job, Weatherford ran a tieback string at a record rate of 19.1 joints per hour without any health, safety or environmental incidents. The previous record was 15.7 joints per hour.

Eastern Hemisphere

Fourth quarter revenues of $731 million were up $38 million or 5% sequentially, and up $61 million, or 9% year-over-year. The sequential increase was primarily led by higher activity and higher year-end product sales in Kuwait, Saudi Arabia and Russia.
Year-over-year revenues increased primarily in Kuwait and Russia, offset by an overall decrease from Australia, Oman and Pakistan.

Fourth quarter segment operating loss of $49 million decreased $38 million sequentially from a loss of $11 million. The sequential decrease was primarily attributed to a delay in timing between recognition of revenue and cost in Kuwait, as well as low-margin year-end product sales, startup costs for offshore projects in Asia and other exceptional items.

Year-over-year results were down primarily due to continued weakness in offshore markets, partially offset by market share gains in land markets in the Middle East, Russia and Continental Europe.

Operational highlights in the Eastern Hemisphere during the quarter include:

•	Weatherford was recognized by Rosneft as the Best Technical Support Service Company - Cementing Operations, 2016–2017.

•
Weatherford won a 3-year contract to provide directional drilling services, including rotary-steerable systems and measurement and logging while drilling, on six rigs in Russia. The tender was awarded based on the merits of Weatherford’s technology as well as a positive existing relationship with the operator. Work is currently underway.

•
In the Middle East, by applying managed pressure drilling (MPD) services on three wells with narrow drilling windows, Weatherford achieved new field records for speed and footage per bit. Following the successful drilling operation, Weatherford adapted the MPD system to monitor fluids displacement while cementing a long completion string in one of the wells. As a result of these efficiencies, the operator saved an estimated $350,000 to $500,000 per well.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 800 locations, including manufacturing, service, research and development, and training facilities and employs approximately 29,200 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on February 2, 2018, at 8:30 a.m. eastern time (ET), 7:30 a.m. central time (CT). Weatherford invites investors to listen to the call live via the Company’s website, at https://www.weatherford.com/en/investor-relations/financial-information/conference-call-details/. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications

Forward-Looking Statements

This news release contains, and the conference call announced in this release may include, forward-looking statements. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including possible changes in the expected efficiencies and cost savings associated with our transformation plans (i.e. the restructuring of our product lines and regions); completion of potential dispositions, and the changes in spending and payment timing by our clients and customers. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Year Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
Net Revenues:
Western Hemisphere	$759	$736	$2,937	$2,942
Eastern Hemisphere	731	670	2,762	2,807
Total Net Revenues	1,490	1,406	5,699	5,749

Operating Loss:
Western Hemisphere	(35)	(74)	(115)	(409)
Eastern Hemisphere	(49)	(42)	(143)	(158)
Adjusted Segment Operating Loss	(84)	(116)	(258)	(567)
Corporate Expenses	(36)	(32)	(130)	(139)
Other Charges, Net	(1,622)	(251)	(1,741)	(1,545)
Total Operating Loss	(1,742)	(399)	(2,129)	(2,251)

Other Income (Expense):
Interest Expense, Net	(152)	(136)	(579)	(499)
Bond Tender Premium, Net	—	—	—	(78)
Warrant Fair Value Adjustment	28	16	86	16
Currency Devaluation Charges	—	(10)	—	(41)
Other Expense, Net	(6)	(8)	(34)	(24)
Net Loss Before Income Taxes	(1,872)	(537)	(2,656)	(2,877)

Income Tax Provision	(62)	(7)	(137)	(496)

Net Loss	(1,934)	(544)	(2,793)	(3,373)
Net Income Attributable to Noncontrolling Interests	4	5	20	19
Net Loss Attributable to Weatherford	$(1,938)	$(549)	$(2,813)	$(3,392)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(1.95)	$(0.59)	$(2.84)	$(3.82)

Weighted Average Shares Outstanding:
Basic & Diluted	993	937	990	887

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
Net Revenues:
Western Hemisphere	$759	$767	$678	$733	$736
Eastern Hemisphere	731	693	685	653	670
Total Net Revenues	$1,490	$1,460	$1,363	$1,386	$1,406

	Three Months Ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
Operating Income (Loss):
Western Hemisphere	$(35)	$3	$(52)	$(31)	$(74)
Eastern Hemisphere	(49)	(11)	(23)	(60)	(42)
Adjusted Segment Operating Loss	(84)	(8)	(75)	(91)	(116)
Corporate Expenses	(36)	(28)	(33)	(33)	(32)
Other Charges, Net	(1,622)	(28)	(19)	(72)	(251)
Total Operating Loss	$(1,742)	$(64)	$(127)	$(196)	$(399)

	Three Months Ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
Product and Service Line (a) Revenues:
Production	$408	$381	$335	$341	$402
Completion	339	320	301	304	306
Drilling and Evaluation	349	347	331	364	326
Well Construction	394	412	396	377	372
Total Product and Service Line Revenues	$1,490	$1,460	$1,363	$1,386	$1,406

	Three Months Ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
Depreciation and Amortization:
Western Hemisphere	$80	$89	$92	$91	$99
Eastern Hemisphere	109	108	111	115	114
Corporate	1	2	1	2	2
Total Depreciation and Amortization	$190	$199	$204	$208	$215

(a)
Production includes Artificial Lift Systems, Stimulation and Testing and Production Services. Completions includes Completion Systems, Liner Systems and Cementing Products. Drilling and Evaluation includes Drilling Services, Managed Pressure Drilling, Surface Logging Systems, Wireline Services and Reservoir Solutions. Well Construction includes Tubular Running Services, Intervention Services, Drilling Tools and Rental Equipment and Land Drilling Rigs.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Year Ended
	12/31/2017	9/30/2017	12/31/2016	12/31/2017	12/31/2016
Operating Loss:
GAAP Operating Loss	$(1,742)	$(64)	$(399)	$(2,129)	$(2,251)
Severance, Restructuring and Exited Businesses	43	34	130	183	280
Litigation Charges, Net	(6)	(4)	30	(10)	220
Impairments, Asset Write-Downs and Other (a)(b)(c)(d)	1,681	(2)	91	1,664	1,043
Legacy Contract	—	—	—	—	2
Gain from Disposition of U.S. Pressure Pumping and Pump-Down Perforating Assets	(96)	—	—	(96)	—
Operating Non-GAAP Adjustments	1,622	28	251	1,741	1,545
Non-GAAP Adjusted Operating Loss	$(120)	$(36)	$(148)	$(388)	$(706)

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(1,872)	$(226)	$(537)	$(2,656)	$(2,877)
Operating Income Adjustments	1,622	28	251	1,741	1,545
Bond Tender Premium, Net	—	—	—	—	78
Warrant Fair Value Adjustment	(28)	7	(16)	(86)	(16)
Currency Devaluation Charges	—	—	10	—	41
Non-GAAP Loss Before Income Taxes	$(278)	$(191)	$(292)	$(1,001)	$(1,229)

(Provision) Benefit for Income Taxes:
GAAP Provision for Income Taxes	$(62)	$(25)	$(7)	$(137)	$(496)
Tax Effect on Non-GAAP Adjustments	15	—	1	8	600
Non-GAAP (Provision) Benefit for Income Taxes	$(47)	$(25)	$(6)	$(129)	$104

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(1,938)	$(256)	$(549)	$(2,813)	$(3,392)
Non-GAAP Adjustments, net of tax	1,609	35	246	1,663	2,248
Non-GAAP Net Loss	$(329)	$(221)	$(303)	$(1,150)	$(1,144)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(1.95)	$(0.26)	$(0.59)	$(2.84)	$(3.82)
Non-GAAP Adjustments, net of tax	1.62	0.04	0.27	1.68	2.53
Non-GAAP Diluted Loss per Share	$(0.33)	$(0.22)	$(0.32)	$(1.16)	$(1.29)

GAAP Effective Tax Rate (e)	(3)%	(11)%	(1)%	(5)%	(17)%
Non-GAAP Effective Tax Rate (f)	(16)%	(13)%	(2)%	(13)%	8%

(a)
The fourth quarter of 2017, impairments, asset write-downs and other include $934 million in long-lived asset impairments (of which $740 million relates to Land Drilling Rigs assets reclassified to held for sale), $434 million in inventory write-downs, $230 million in the write-down of Venezuelan receivables and $83 million of other write-downs charges and credits.

(b)
During 2017, impairments, asset write-downs and other include $934 million in long-lived asset impairments (of which $740 million relates to Land Drilling Rigs assets reclassified to held for sale), $434 million in inventory write-downs, $230 million in the write-down of Venezuelan receivables and $66 million of other write-downs charges and credits.

(c)	The fourth quarter of 2016, impairments, asset write-downs and other include $69 million in pressure pumping shutdown costs and $22 million of other charges and credits.

(d)
During 2016, impairments, asset write-downs and other include $710 million in long-lived asset impairments and other charges and credits, $219 million in inventory write-downs, $114 million in pressure pumping business related charges.

(e)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes.

(f)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
Assets:
Cash and Cash Equivalents	$613	$445	$584	$546	$1,037
Accounts Receivable, Net	1,103	1,236	1,165	1,292	1,383
Inventories, Net	1,234	1,752	1,728	1,700	1,802
Assets Held for Sale	359	935	929	860	23
Property, Plant and Equipment, Net	2,708	3,989	4,111	4,265	4,480
Goodwill and Intangibles, Net	2,940	2,575	2,527	2,602	3,045

Liabilities:
Accounts Payable	856	815	837	803	845
Short-term Borrowings and Current Portion of Long-term Debt	148	391	152	240	179
Long-term Debt	7,541	7,530	7,538	7,299	7,403

Shareholders’ Equity:
Total Shareholders’ Equity	(571)	1,384	1,524	1,691	2,068

Weatherford International plc
Net Debt (a)
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 12/31/2017:
Net Debt at 9/30/2017 (a)			$(7,476)
Operating Loss			(1,742)
Depreciation and Amortization			190
Capital Expenditures for Property, Plant and Equipment			(78)
Proceeds from Sale of Assets			15
Acquisition of Intangibles			(2)
Other Investing Activities			(26)
Proceeds from Disposition of U.S. Pressure Pumping and Pump-Down Perforating Assets			430
Increase in Working Capital (b)			154
Long-Lived Asset Impairments			934
Inventory Write-Downs			434
Venezuelan Receivables Write-Down			230
Accrued Litigation and Settlements			(30)
Income Taxes Paid			(16)
Interest Paid			(104)
Other			11
Net Debt at 12/31/2017 (a)			$(7,076)

Change in Net Debt for the Twelve Months Ended12/31/2017:
Net Debt at 12/31/2016 (a)			$(6,545)
Operating Loss			(2,129)
Depreciation and Amortization			801
Capital Expenditures for Property, Plant and Equipment			(225)
Acquisition of Assets Held for Sale			(244)
Proceeds from Sale of Assets			51
Acquisition of Intangibles			(15)
Other Investing Activities			(59)
Proceeds from Disposition of U.S. Pressure Pumping and Pump-Down Perforating Assets			430
Increase in Working Capital (b)			(61)
Proceeds from Note Receivable			59
Long-Lived Asset Impairments			934
Inventory Write-Downs			434
Venezuelan Receivables Write-Down			230
Accrued Litigation and Settlements			(123)
Income Taxes Paid			(87)
Interest Paid			(538)
Other			11
Net Debt at 12/31/2017 (a)			$(7,076)

Components of Net Debt (a)	12/31/2017	9/30/2017	12/31/2016
Cash	$613	$445	$1,037
Short-term Borrowings and Current Portion of Long-term Debt	(148)	(391)	(179)
Long-term Debt	(7,541)	(7,530)	(7,403)
Net Debt (a)	$(7,076)	$(7,476)	$(6,545)
(a) “Net Debt” is defined as debt less cash. Management believes that it provides useful information regarding our level of indebtedness by reflecting cash that could be used to repay debt.
(b) Working capital is defined as accounts receivable plus inventory less accounts payable.